Exhibit 99.2

SUBSCRIPTION AGREEMENT

SCHMID Group N.V.

Robert-Bosch-Str. 32-36,
72250 Freudenstadt

Germany

Ladies and Gentlemen:

This subscription agreement (the "Subscription Agreement") is being entered into by and between SCHMID Group N.V. (the "Company"), a Dutch public limited liability company (naamloze vennootschap), and each of the board members of the Company, as set out in Annex A (each an "Investor" and together the "Investors"), for ordinary shares in the share capital of the Company ("Shares").

The Investors have individual claims against the Company of an aggregate of EUR 350,000 (the "Outstanding Claims") as further set out in Annex A. In connection with this outstanding debt, the Company will issue Shares (the "Subscribed Shares") to each of the Investors against set-off of the Outstanding Claims, subject to the terms and conditions of this Subscription Agreement. The closing of the transaction by issuance of the Subscribed Shares to an account of each of the Investors at the Company's share transfer agent Continental Stock Transfer & Trust Company ("Continental") (the "Closing") will be performed as soon as possible after entering into this Subscription Agreement (the date on which the Closing occurs, the "Closing Date") with the Company informing each of the Investors through a written share issuance notice (which can be by e-mail) once the Company's board of directors (or the compensation committee) has approved the issuance of the Subscribed Shares (the "Share Issuance Notice").

The exact number of issued shares shall be calculated by dividing the Outstanding Claims by the Average VWAP at the applicable EUR/USD reference rate published by the ECB at the end of the day the Average VWAP period ends.

"Average VWAP" means 80% of the arithmetic average of the Daily VWAPs for the five (5) Trading Days immediately preceding the date of the Share Issuance Notice.

“Daily VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SHMD <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume- weighted average price is unavailable, the market value of one share of the Ordinary Shares on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

In connection therewith, and in consideration of the foregoing and the mutual representations, and subject to the conditions, set forth herein, and intending to be legally bound hereby, the Investors and the Company hereby agree as follows:

1.	Issuance and Transfer

(a)	Each of the Investors hereby irrevocably agrees to subscribe for and purchase from the Company, and the Company hereby irrevocably agrees to issue and sell to the Investors, the Subscribed Shares on the terms and subject to the conditions provided for herein through a set-off of the Outstanding Claims.

(b)	On the Closing Date, the Company shall issue to the Investors, and the Investors shall subscribe for, the Subscribed Shares in compliance with the laws of the Netherlands, including but not limited to issuance through Dutch notarial deeds (the "Share Issuance"), and the Company shall procure that the ownership over the Subscribed Shares for each of the Investors is registered with Continental.

(c)	Upon completion of the Share Issuance and upon the Investors becoming the sole legal and beneficial owner of the Subscribed Shares as evidenced by an updated entry in the share registry of the Company at Continental, the obligation of the Company to repay the Outstanding Claims shall be deemed to have been fully and irrevocably discharged.

2.	Investor Representations and Warranties

Each Investor represents and warrants to the Company, individually and not jointly, that:

(a)	The Investor (i) is acquiring the Subscribed Shares only for his, her or its own account and not for the account of others, and (ii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any securities laws of the United States or any other jurisdiction. The Investor further acknowledges that it is aware that the sale to it is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Subscribed Shares for its own account or for an account over which it exercises sole discretion for another qualified institutional buyer or accredited investor.

(b)	The Investor acknowledges that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been and will not immediately be registered under the Securities Act or any other applicable securities laws, and thus will not be immediately available for trading on Nasdaq or any other stock exchange. The Investor acknowledges and agrees that the Subscribed Shares are being offered for resale in transactions not requiring registration under the Securities Act, and unless so registered, may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to any exemption therefrom or in a transaction not subject thereto. The Investor acknowledges that the Subscribed Shares will be subject to transfer restrictions under applicable securities laws and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Subscribed Shares.

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(c)	The Investor acknowledges and agrees that the Investor is purchasing the Subscribed Shares from the Company. The Investor further acknowledges that there have been no representations or warranties on which the Investor may rely on in purchasing the Subscribed Shares made to the Investor by or on behalf of the Company or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations or warranties, of the Company expressly set forth in this Subscription Agreement. The Investor understands that, save as otherwise set forth in the Registration Statement (as defined below) or any SEC Report, certain financial information (whether historical or in the form of financial forecasts or projections) of the Company has been prepared and reviewed solely by the Company and its respective officers, directors and employees, as applicable, and have not been reviewed by any outside party or certified or audited by an independent third-party auditor or audit firm.

(d)	The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the business of the Company and its direct and indirect subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed, the SEC Reports and other information as the Investor have deemed necessary to make an investment decision with respect to the Subscribed Shares. However, neither any such inquiries, nor any due diligence investigation conducted by the Investor or any of the Investor's professional advisors nor anything else contained herein, shall modify, limit, or otherwise affect the Investor's right to rely on each of the representations and warranties of the Company contained in this Subscription Agreement. The Investor acknowledges and agrees that the Investor and the Investor's professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information from the Company as the Investor and such Investor's professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares.

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(e)	The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in the SEC Reports. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that, except for representations and warranties of the Company set forth in this Subscription Agreement, the Company has not provided any tax or financial advice or any other representation or guarantee regarding the tax or financial consequences of the transactions contemplated by this Subscription Agreement or the Transaction. The Investor is able to sustain a complete loss on its investment in the Subscribed Shares; and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Subscribed Shares in violation of applicable securities laws.

(f)	Alone, or together with any professional advisor(s), the Investor has adequately analyzed and considered the risks of an investment in the Subscribed Shares and, assuming the accuracy of representations and warranties set forth in this Subscription Agreement, determined that the Subscribed Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor's investment in the Company. The Investor acknowledges specifically that a possibility of total loss exists.

(g)	In making its decision to purchase the Subscribed Shares, the Investor has relied solely upon independent investigation made by the Investor and the representations and warranties expressly set forth in this Subscription Agreement.

(h)	The Investor acknowledges that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Subscribed Shares and has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(i)	The Investor acknowledges and agrees that no U.S. federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

Nothing herein is intended to limit the Investor's ability, subject to compliance with applicable securities laws, to trade in securities of issuers who may be in the same, or a similar, sector as the Company.

3.	Termination

This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, with the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; provided that nothing herein will relieve any party from liability for any material breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such material breach.

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4.	Miscellaneous

(a)	Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Subscribed Shares, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto.

(b)	The Company may request from each Investor such additional information the Company may reasonably deem necessary to register the resale of the Subscribed Shares and evaluate the eligibility of each Investor to acquire the Subscribed Shares, and each Investor shall as promptly as reasonably practicable provide such information as may reasonably be requested to the extent readily available.

(c)	Each Investor acknowledges that the Company will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement.

(d)	The Company is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 4(d) shall not give the Company any rights other than those expressly set forth herein. Each Investor is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 4(d) shall not give any of the Investors any rights other than those expressly set forth herein.

(e)	All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing Date until the expiry of the applicable statute of limitations. For the avoidance of doubt, unless this Agreement has been terminated prior to Closing Date, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transaction and remain in full force and effect until the expiry of the applicable statute of limitations.

(f)	This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 3 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

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(g)	This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(h)	Except as otherwise expressly provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i)	If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(j)	This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(k)	The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(l)	This Subscription Agreement shall be governed by and construed in accordance with the laws of Germany (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

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(m)	Each party hereto hereby, and any person asserting rights as a third-party beneficiary may do so only if it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby ("Legal Dispute") shall be brought only to the exclusive jurisdiction of the courts of Stuttgart, Germany, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 4(m) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third-party beneficiary may do so only if it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party's property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 4(m) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

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(n)	Any notice or communication required or permitted hereunder to be given to a party hereto shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, or (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email.

5.	Disclosure

The Company shall issue one or more press releases or file with the SEC a Current Report on Form 6-K (collectively, the "Disclosure Document") disclosing all material terms of the transactions contemplated hereby and any other material, nonpublic information that the Company has provided to each Investor at any time prior to the filing of the Disclosure Document.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the Investors has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

21 May 2026

Prof. Dr. Sir Ralf Speth

By:

Anette Schmid

By:

Christian Schmid

By:

Dr. Annedore Streyl

By:

Boo-Keun Yoon

By:

(Signature Page to the Subscription Agreement)

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IN WITNESS WHEREOF, the Company has accepted this Subscription Agreement as of the date set forth below.

21 May 2026

SCHMID Group N.V.

By:
Name: Arthur Schuetz
Title: CFO SCHMID Group N.V.

(Signature Page to the Subscription Agreement)

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Annex A

Prof. Dr. Sir Ralf Speth: EUR 82,500

Anette Schmid: EUR 95,000

Christian Schmid: EUR 70,000

Dr. Annedore Streyl: EUR 57,500

Boo-Keun Yoon: EUR 45,000

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